EXHIBIT 99.1
AMERICAN PACIFIC — News Release
Contact: Dana M. Kelley — (702) 735-2200
E-mail: InvestorRelations@apfc.com
Website: www.apfc.com
AMERICAN PACIFIC REPORTS FISCAL 2009 FIRST QUARTER
RESULTS; REAFFIRMS FISCAL 2009 GUIDANCE
LAS VEGAS, NEVADA, February 5, 2009 — American Pacific Corporation (NASDAQ: APFC) today reported financial results for its fiscal 2009 first quarter ended December 31, 2008.
We provide non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data.
FINANCIAL SUMMARY
Quarter Ended December 31, 2008 Compared to Quarter Ended December 31, 2007
•	Revenues decreased $1.3 million to $45.6 million from $46.9 million.

•	Operating income decreased $3.8 million to $3.4 million compared to $7.2 million.

•	Adjusted EBITDA decreased to $7.6 million compared to $12.4 million.

•	Net income decreased $2.4 million to $0.5 million from $2.9 million.

•	Diluted earnings per share was $0.06 compared to $0.38.
ACQUISITION
Effective October 1, 2008, we completed the acquisition of Marotta Holdings, Ltd. (subsequently renamed Ampac ISP Holdings Limited) and its wholly-owned subsidiaries (collectively “AMPAC ISP Holdings”) for a cash purchase price, including direct expenses and net of cash acquired, of $6.7 million. AMPAC ISP Holdings is included in our consolidated financial statements beginning on October 1, 2008 and is a component of our Aerospace Equipment segment. We are accounting for this acquisition using the purchase method of accounting. The allocation of the purchase price among the fair values of assets acquired and liabilities assumed is preliminary as of December 31, 2008.
AMPAC ISP Holdings designs, develops and manufactures high performance valves, pressure regulators, cold-gas propulsion systems, and precision structures for space applications, especially in the European space market. These products are used on various satellites and spacecraft, as well as on the Ariane 5 launch vehicle. The business has two locations, Dublin, Ireland and Cheltenham, U.K.
CONSOLIDATED RESULTS OF OPERATIONS
Revenues — For our fiscal 2009 first quarter, revenues decreased 3%, reflecting increases of 12% and 54% in Specialty Chemicals segment and Aerospace Equipment segment revenues, respectively, offset by a 24% decrease in Fine Chemicals segment revenues.
See further discussion under Segment Highlights.
Cost of Revenues and Gross Margins — For our fiscal 2009 first quarter, cost of revenues was $30.9 million compared to $29.5 million for the prior fiscal year first quarter. The consolidated gross margin percentage was 32% and 37% for our fiscal 2009 and 2008 first quarters, respectively.
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Page 1 of Exhibit 99.1

One of the most significant factors that affects, and should continue to affect, the comparison of our consolidated gross margins from period to period is the change in revenue mix between our two largest segments. The revenue contribution by each of our segments is indicated in the following table.

	Three Months Ended
	December 31,
	2008	2007

Fine Chemicals	45%	57%
Specialty Chemicals	38%	33%
Aerospace Equipment	13%	8%
Other Businesses	4%	2%

Total Revenues	100%	100%

In addition, consolidated gross margins for our fiscal 2009 first quarter reflect:
•	A decrease in Fine Chemicals segment gross margin percentage relating primarily to a reduction in gross margin for an anti-viral product.

•	Improvements in Specialty Chemicals segment gross margin percentage primarily due to a reduction in amortization expense.
See further discussion under Segment Highlights.
Operating Expenses — For our fiscal 2009 first quarter, operating expenses increased $1.1 million to $11.3 million from $10.2 million in the first quarter of the prior fiscal year primarily as a result of:
•	A $0.3 million decrease in Fine Chemicals segment operating expenses reflecting a reduction in incentive compensation.

•	A $0.6 million increase in Aerospace Equipment segment operating expenses primarily due to the acquisition of AMPAC ISP Holdings.

•	A $0.6 million increase in corporate operating expenses, including increases in rent of $0.2 million, consulting and professional services of $0.1 million, and stock-based compensation expense of $0.1 million. The remaining increases in corporate expenses are individually insignificant.
SEGMENT HIGHLIGHTS
Fine Chemicals Segment
Our Fine Chemicals segment reflects the operating results of our wholly-owned subsidiary Ampac Fine Chemicals LLC (“AFC”).
Quarter Ended December 31, 2008 Compared to Quarter Ended December 31, 2007
•	Revenues were $20.4 million compared to revenues of $26.8 million.

•	Operating loss of $1.0 million compared to operating income of $4.7 million.

•	Segment EBITDA was $2.2 million, or 11% of revenue, compared to Segment EBITDA of $8.0 million, or 30% of revenue.
The decrease in Fine Chemicals segment revenues for the fiscal 2009 first quarter compared to the prior fiscal year period is due to a decline in revenues from our anti-viral products offset partially by revenue increases from our oncology and central nervous system products.
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Page 2 of Exhibit 99.1

Consistent with our prior disclosures, Fine Chemicals segment revenues are anticipated to decline in fiscal 2009, as compared to fiscal 2008, reflecting an approximately 85% reduction in volume for the anti-viral product that was our largest product in fiscal 2008. We recorded no revenues from this product during the fiscal 2009 first quarter. The fiscal 2009 decline in volume for this product is due to our customer’s supply chain strategy and their desire to reduce their current levels of inventory.
Our Fine Chemicals segment reported an operating loss of $1.0 million for the fiscal 2009 first quarter representing a significant decline over the prior year period. The operating loss reflects:
•	Lower segment revenue levels for the fiscal 2009 first quarter than we are expecting for subsequent quarters in fiscal 2009. This lower revenue level provides less gross margin contribution in the fiscal 2009 first quarter to cover general and administrative expenses which tend to occur more evenly between quarters.

•	A decrease in the gross margin percentage of approximately nineteen points. Factors that contributed to the decline in gross margin percentage include:
o	During the fourth quarter of fiscal 2008, we implemented a new process for a large-volume anti-viral product and experienced start-up difficulties that negatively impacted margins for this product. During the fiscal 2009 first quarter, gross margins for this product improved somewhat as we continued to strive to improve the production process. However, despite progress, gross margins for this product remain significantly below historical levels.

o	During the fiscal 2008 first quarter, an atypical mix of starting materials resulted in unusually high gross margin for our central nervous system products. In the fiscal 2009 first quarter, gross margins for these products were at a more normalized level. As a result, the quarter over quarter comparison reflects a decline.
•	A decrease in operating expenses of $0.3 million primarily due to a decrease in incentive compensation.
We anticipate that Fine Chemicals segment quarterly gross margins and quarterly operating income will improve for the remaining quarters in fiscal 2009, as compared to the fiscal 2009 first quarter, due to expected increases in quarterly revenues and the related improvement in absorption of fixed costs.
Specialty Chemicals Segment
Our Specialty Chemicals segment revenues include the operating results from our perchlorate, sodium azide and Halotron product lines, with perchlorates comprising 92% and 95% of Specialty Chemicals revenues in the fiscal 2009 and fiscal 2008 first quarters, respectively.
Quarter Ended December 31, 2008 Compared to Quarter Ended December 31, 2007
•	Revenues increased 12% to $17.4 million from $15.5 million.

•	Operating income was $7.6 million, or 44% of revenues, compared to $5.9 million, or 38% of revenues.

•	Segment EBITDA was $7.9 million, or 46% of revenues, compared to $7.1 million, also 46% of revenues.
The variances in Specialty Chemicals revenues reflect the following factors:
•	A 7% decrease in perchlorate volume and a 17% increase in the related average price per pound.

•	Sodium azide revenues increased $0.2 million.

•	Halotron revenues increased $0.4 million.
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Page 3 of Exhibit 99.1

The decline in perchlorate volume is primarily due to lower volume on our non-Grade I perchlorate products. The average price per pound of perchlorate product increased because lower-priced, non-Grade I products comprised a smaller percentage of revenues in the fiscal 2009 first quarter than in the comparable prior year quarter.
For the fiscal 2009 first quarter, the greatest contribution to segment revenue was product for the Space Shuttle Reusable Solid Rocket Motor (“RSRM”) program. We currently expect annual demand for Grade I ammonium perchlorate (“AP”) in fiscal 2009 to be consistent with fiscal 2008. Increases in demand in fiscal 2009 for the Space Shuttle RSRM program, the Atlas V Solid Rocket Booster (SRB) program and the Guided Multiple Launch Rocket System (“MLRS”) program should offset declines from the completion in fiscal 2008 of the three-year Minuteman III propulsion replacement program.
Over the longer term, we expect annual demand for Grade I AP to be within the range of 6 million to 9 million pounds based on current NASA and U.S. Department of Defense production programs. However, Grade I AP demand could increase if there is an extension of the Space Shuttle program and/or an acceleration of the Ares program.
Specialty Chemicals operating income for the fiscal 2009 first quarter was 44% of Specialty Chemicals revenue compared to 38% for the prior fiscal year first quarter primarily due to a reduction in amortization expense from $1.0 million for the fiscal 2008 first quarter to zero for the fiscal 2009 first quarter. In mid-fiscal 2008 second quarter, the Specialty Chemicals segment completed the amortization of the value assigned to the perchlorate customer list acquired in fiscal 1998.
Aerospace Equipment Segment
Our Aerospace Equipment segment reflects the operating results of our wholly-owned subsidiary Ampac-ISP Corp. (“ISP”) and its wholly-owned subsidiaries, which include the recently acquired AMPAC ISP Holdings beginning on October 1, 2008.
Quarter Ended December 31, 2008 Compared to Quarter Ended December 31, 2007
•	Revenues increased 54% to $5.8 million from $3.7 million.

•	Operating income was $0.4 million compared to $0.2 million.

•	Segment EBITDA was $0.7 million compared to $0.2 million.
Aerospace Equipment segment revenues increased $2.1 million due to organic growth and through the AMPAC ISP Holdings acquisition. AMPAC ISP Holdings contributed $1.4 million in revenues. The remainder of the revenue increase is primarily attributed to this segment’s U.S. operations which experienced success in the latter part of fiscal 2008 with new contract awards. This improvement in backlog resulted in revenue increases in the fiscal 2009 first quarter.
AMPAC ISP Holdings contributed approximately breakeven operating income and segment EBITDA of approximately $0.4 million.
CAPITAL AND LIQUIDITY HIGHLIGHTS
Liquidity — As of December 31, 2008, we had cash balances of $25.3 million and no cash borrowings against our $20.0 million revolving credit line. In addition, we were in compliance with the various covenants contained in our credit agreements.
Operating Cash Flows — Operating activities provided cash of $6.9 million for our fiscal 2009 first quarter compared to $18.2 million for the prior fiscal year first quarter, resulting in a decrease of $11.3 million from the prior fiscal year first quarter.
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Page 4 of Exhibit 99.1

Significant components of the change in cash flow from operating activities include:
•	A decrease in cash provided by Adjusted EBITDA of $4.9 million.

•	A decrease in cash provided by working capital accounts of $7.1 million, excluding the effects of interest and income taxes.

•	An increase in cash taxes paid of $0.2 million.

•	A decrease in cash paid for interest of $0.1 million.

•	An increase in cash used for environmental remediation of $0.1 million.

•	Other increases in cash provided by operating activities of $0.9 million.
The decrease in cash provided by working capital accounts is primarily due to the timing of accounts receivable invoicing and collections. Reductions in accounts receivable provided cash of $11.2 million in the first quarter of fiscal 2008 compared to $6.7 million for the first quarter of fiscal 2009. Our Specialty Chemicals segment began fiscal 2008 with significant accounts receivable balances which were collected during the first quarter of fiscal 2008.
We consider these working capital changes to be routine and within the normal production cycle of our products. The production of certain fine chemical products requires a length of time that exceeds one quarter. Therefore, in any given quarter, accounts receivable, work-in-progress inventory or deferred revenues can increase or decrease significantly. We expect that our working capital may vary normally by as much as $10.0 million from quarter to quarter.
Cash used for interest payments was consistent at $0.1 million for each of the fiscal 2009 and 2008 first quarters.
Investing Cash Flows —
•	Capital expenditures increased by $0.3 million in the fiscal 2009 first quarter as compared to prior fiscal year first quarter.

•	Cash used for acquisition of business reflects the purchase of AMPAC ISP Holdings for $7.1 million, net of cash acquired of $0.4 million.
OUTLOOK
Our results for fiscal 2009 to date are consistent with our expectations. Accordingly, we are maintaining our guidance for fiscal 2009. For fiscal 2009, we are anticipating consolidated revenues of at least $195.0 million, Adjusted EBITDA of at least $37 million and net income of at least $6.0 million. Our fiscal 2009 guidance for Adjusted EBITDA is computed by adding estimated amounts for depreciation and amortization of $15.0 million, interest expenses of $11.0 million, share-based compensation expense of $1.0 million and income taxes of $4.0 million to estimated net income of $6.0 million. We are anticipating our capital expenditures for fiscal year 2009 to be approximately $13.0 million.
INVESTOR TELECONFERENCE
We invite you to participate in a teleconference with our executive management covering our fiscal 2009 first quarter financial results. The investor teleconference will be held Thursday February 5, 2009 at 1:30 p.m., Pacific Standard Time. The teleconference will include a presentation by management followed by a question and answer session. The teleconference can be accessed by dialing (973) 582-2852 between 1:15 and 1:30 p.m., Pacific Standard Time. Please reference conference ID# 83204859. As is our customary practice, a live webcast of the teleconference is being provided by Thomson Financial’s First Call Events. A link to the webcast and the earnings release is available at our website at www.apfc.com, and will be available for replay until a few days before our next quarterly investor teleconference.
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RISK FACTORS/FORWARD-LOOKING STATEMENTS
Statements contained in this earnings release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation the statement regarding one of the significant factors that will affect our consolidated gross margins in the future, statements regarding expected Fine Chemicals segment revenue, and related effect on gross margin and operating income, for the remainder of fiscal 2009, statements regarding our beliefs about future demand for perchlorates, in particular Grade I AP, statements regarding our working capital changes and future variations, and all statements in the “Outlook” section of this earnings release. Words such as “anticipate”, “expect”, “could”, “should”, “may”, “can” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by the Company that any of its expectations will be achieved. Actual results may differ materially from future results or outcomes expressed or implied by forward-looking statements set forth in the release due to risks, uncertainties and other important factors inherent in the Company’s business. Factors that might cause actual results to differ include, but are not limited to, the following:
•	We depend on a limited number of customers for most of our sales in our Specialty Chemicals, Aerospace Equipment and Fine Chemicals segments and the loss of one or more of these customers could have a material adverse affect on our financial position, results of operations and cash flows.

•	The inherent limitations of our fixed-price or similar contracts may impact our profitability.

•	The numerous and often complex laws and regulations and regulatory oversight to which our operations and properties are subject, the cost of compliance, and the effect of any failure to comply could reduce our profitability and liquidity.

•	A significant portion of our business depends on contracts with the government or its prime contractors and these contracts are impacted by governmental priorities and are subject to potential fluctuations in funding or early termination, including for convenience, any of which could have a material adverse effect on our operating results, financial condition or cash flows.

•	We may be subject to potentially material costs and liabilities in connection with environmental liabilities.

•	Although we have established an environmental reserve for remediation activities in Henderson, Nevada, given the many uncertainties involved in assessing such liabilities, our environmental-related risks may from time to time exceed any related reserves.

•	For each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments, most production is conducted in a single facility and any significant disruption or delay at a particular facility could have a material adverse effect on our business, financial position and results of operations.

•	The release or explosion of dangerous materials used in our business could disrupt our operations and cause us to incur additional costs and liability.

•	Disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in prices of raw materials, could adversely impact our operations.

•	Each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments may be unable to comply with customer specifications and manufacturing instructions or may experience delays or other problems with existing or new products, which could result in increased costs, losses of sales and potential breach of customer contracts.

•	Successful commercialization of pharmaceutical products and product line extensions is very difficult and subject to many uncertainties. If a customer is not able to successfully commercialize its products for which AFC produces compounds or if a product is subsequently recalled, then the operating results of AFC may be negatively impacted.

•	A strike or other work stoppage, or the inability to renew collective bargaining agreements on favorable terms, could have a material adverse effect on the cost structure and operational capabilities of AFC.
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Page 6 of Exhibit 99.1

•	The pharmaceutical fine chemicals industry is a capital-intensive industry and if AFC does not have sufficient financial resources to finance the necessary capital expenditures, its business and results of operations may be harmed.

•	We may be subject to potential liability claims for our products or services that could affect our earnings and financial condition and harm our reputation.

•	Technology innovations in the markets that we serve may create alternatives to our products and result in reduced sales.

•	We are subject to strong competition in certain industries in which we participate and therefore may not be able to compete successfully.

•	Due to the nature of our business, our sales levels may fluctuate causing our quarterly operating results to fluctuate.

•	The inherent volatility of the chemical industry affects our capacity utilization and causes fluctuations in our results of operations.

•	A loss of key personnel or highly skilled employees could disrupt our operations.

•	We may continue to expand our operations in part through acquisitions, which could divert management’s attention and expose us to unanticipated liabilities and costs. We may experience difficulties integrating the acquired operations, and we may incur costs relating to acquisitions that are never consummated.

•	We have a substantial amount of debt, and the cost of servicing that debt could adversely affect our ability to take actions, our liquidity or our financial condition.

•	If we are unable to generate sufficient cash flow to service our debt and fund our operating costs, our liquidity may be adversely affected.

•	Significant changes in discount rates, rates of return on pension assets, mortality tables and other factors could affect our future earnings, equity and pension funding requirements.

•	Our shareholder rights plan, Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws discourage unsolicited takeover proposals and could prevent stockholders from realizing a premium on their common stock.

•	Our proprietary and intellectual property rights may be violated, compromised, circumvented or invalidated, which could damage our operations.
Readers of this earnings release are referred to our Annual Report on Form 10-K for the year ended September 30, 2008 and our other filings with the Securities and Exchange Commission for further discussion of these and other factors that could affect our future results. The forward-looking statements contained in this earnings release are made as of the date hereof and we assume no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, except as required by law. In addition, the operating results and cash flows for the three-months ended December 31, 2008 are not necessarily indicative of the results that will be achieved for future periods.
ABOUT AMERICAN PACIFIC CORPORATION
American Pacific Corporation (AMPAC) is a leading custom manufacturer of fine chemicals, specialty chemicals and propulsion products within its focused markets. We supply active pharmaceutical ingredients and advanced intermediates to the pharmaceutical industry. For the aerospace and defense industry we provide specialty chemicals used in solid rocket motors for space launch and military missiles. AMPAC also designs and manufactures liquid propulsion systems, valves and structures for space and missile defense applications. We produce clean agent chemicals for the fire protection industry, as well as electro-chemical equipment for the water treatment industry. Our products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about us can be obtained by visiting our web site at www.apfc.com.
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Page 7 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Consolidated Statements of Operations
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	Three Months
	December 31,
	2008	2007

Revenues	$45,629	$46,890
Cost of Revenues	30,895	29,461

Gross Profit	14,734	17,429
Operating Expenses	11,309	10,205

Operating Income	3,425	7,224
Interest and Other Income, Net	61	378
Interest Expense	2,694	2,704

Income before Income Tax	792	4,898
Income Tax Expense	335	2,035

Net Income	$457	$2,863

Earnings per Share:
Basic	$0.06	$0.39
Diluted	$0.06	$0.38

Weighted Average Shares Outstanding:
Basic	7,480,000	7,434,000
Diluted	7,573,000	7,584,000
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Page 8 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Consolidated Balance Sheets
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	December 31,	September 30,
	2008	2008

ASSETS
Current Assets:
Cash and Cash Equivalents	$25,308	$26,893
Accounts Receivable, Net	23,007	27,445
Inventories	42,983	40,357
Prepaid Expenses and Other Assets	3,443	3,392
Income Taxes Receivable	1,802	1,804
Deferred Income Taxes	6,859	6,859

Total Current Assets	103,402	106,750
Property, Plant and Equipment, Net	118,134	118,608
Intangible Assets, Net	4,962	3,013
Goodwill	3,063	—
Deferred Income Taxes	13,851	13,849
Other Assets	10,102	9,193

TOTAL ASSETS	$253,514	$251,413

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$8,889	$10,554
Accrued Liabilities	6,368	5,526
Accrued Interest	4,159	1,650
Employee Related Liabilities	4,296	6,917
Income Taxes Payable	425	111
Deferred Revenues and Customer Deposits	5,131	3,091
Current Portion of Environmental Remediation Reserves	959	996
Current Portion of Long-Term Debt	300	254

Total Current Liabilities	30,527	29,099
Long-Term Debt	110,181	110,120
Environmental Remediation Reserves	12,952	13,282
Pension Obligations	16,268	15,692
Other Long-Term Liabilities	531	258

Total Liabilities	170,459	168,451

Commitments and Contingencies
Shareholders’ Equity
Preferred Stock — $1.00 par value; 3,000,000 authorized; none outstanding	—	—
Common Stock — $0.10 par value; 20,000,000 shares authorized, 9,550,541 and 9,523,541 issued	955	952
Capital in Excess of Par Value	88,666	88,496
Retained Earnings	16,413	15,956
Treasury Stock - 2,045,950 and 2,045,950 shares	(17,175)	(17,175)
Accumulated Other Comprehensive Loss	(5,804)	(5,267)

Total Shareholders’ Equity	83,055	82,962

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$253,514	$251,413

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Page 9 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Consolidated Statements of Cash Flow
(Unaudited, Dollars in Thousands)

	Three Months Ended
	December 31,
	2008	2007

Cash Flows from Operating Activities:
Net Income	$457	$2,863
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and amortization	3,969	4,815
Non-cash interest expense	159	164
Share-based compensation	132	29
Excess tax benefit from stock option exercises	(3)	(28)
Deferred income taxes	(58)	(13)
Loss on sale of assets	53	—
Changes in operating assets and liabilities:
Accounts receivable, net	6,661	11,238
Inventories	(3,052)	(3,071)
Prepaid expenses and other current assets	(12)	(283)
Accounts payable	(2,627)	(265)
Income taxes	325	2,140
Accrued liabilities	631	(131)
Accrued interest	2,509	2,439
Employee related liabilities	(2,739)	(2,079)
Deferred revenues and customer deposits	415	1,027
Environmental remediation reserves	(367)	(293)
Pension obligations, net	576	227
Other	(79)	(560)

Net Cash Provided by Operating Activities	6,950	18,219

Cash Flows from Investing Activities:
Capital expenditures	(1,809)	(1,500)
Acquisition of business, net of cash acquired	(6,653)	—

Net Cash Used by Investing Activities	(8,462)	(1,500)

Cash Flows from Financing Activities:
Payments of long-term debt	(108)	(62)
Issuances of common stock, net	32	49
Excess tax benefit from stock option exercises	3	28

Net Cash Provided (Used) by Financing Activities	(73)	15

Net Change in Cash and Cash Equivalents	(1,585)	16,734
Cash and Cash Equivalents, Beginning of Period	26,893	21,426

Cash and Cash Equivalents, End of Period	$25,308	$38,160

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Page 10 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Supplemental Data
(Unaudited, Dollars in Thousands)

	Three Months Ended
	December 31,
	2008	2007

Operating Segment Data:

Revenues:
Fine Chemicals	$20,384	$26,762
Specialty Chemicals	17,359	15,549
Aerospace Equipment	5,756	3,735
Other Businesses	2,130	844

Total Revenues	$45,629	$46,890

Segment Operating Income (Loss):
Fine Chemicals	$(1,024)	$4,661
Specialty Chemicals	7,606	5,879
Aerospace Equipment	410	173
Other Businesses	545	(18)

Total Segment Operating Income	7,537	10,695
Corporate Expenses	(4,112)	(3,471)

Operating Income	$3,425	$7,224

Depreciation and Amortization:
Fine Chemicals	$3,208	3,372
Specialty Chemicals	304	1,258
Aerospace Equipment	331	57
Other Businesses	3	3
Corporate	123	125

Total Depreciation and Amortization	$3,969	$4,815

Segment EBITDA (a):
Fine Chemicals	$2,184	$8,033
Specialty Chemicals	7,910	7,137
Aerospace Equipment	741	230
Other Businesses	548	(15)

Total Segment EBITDA	11,383	15,385
Less: Corporate Expenses, Excluding Depreciation	(3,989)	(3,346)
Plus: Share-based Compensation	132	29
Plus: Interest and Other Income, Net	61	378

Adjusted EBITDA (b)	$7,587	$12,446

Reconciliation of Net Income to Adjusted EBITDA (b):

Net Income	$457	$2,863
Add Back:
Income Tax Expense	335	2,035
Interest Expense	2,694	2,704
Depreciation and Amortization	3,969	4,815
Share-based Compensation	132	29

Adjusted EBITDA	$7,587	$12,446

(a)	Segment EBITDA is defined as segment operating income plus depreciation and amortization.

(b)	Adjusted EBITDA is defined as net income before income tax expense, interest expense, depreciation and amortization, and share-based compensation.
Segment EBITDA and Adjusted EBITDA are not financial measures calculated in accordance with GAAP and should not be considered as an alternative to income from operations as performance measures. Each EBITDA measure is presented solely as a supplemental disclosure because management believes that each is a useful performance measure that is widely used within the industries in which we operate. In addition, EBITDA measures are significant measurements for covenant compliance under our revolving credit facility. Each EBITDA measure is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.
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